EXHIBIT 99.1
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NEWS                                                              Boston
FOR IMMEDIATE RELEASE                                           Scientific

                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA  01760-1537

                                                   508.650.8000

                                                   www.bostonscientific.com



                   BOSTON SCIENTIFIC PROVIDES MID-YEAR UPDATE

             COMPANY POSITIONS TAXUS FOR WORLDWIDE STENT LEADERSHIP


Natick, MA (July 3, 2003) - Boston Scientific Corporation (NYSE: BSX) today announced preliminary, unaudited financial results for the second quarter, as well as estimates for net sales and earnings per share for the third quarter, the fourth quarter and the year. The Company also reported on the international introduction of its TAXUS(TM) Express2(TM) paclitaxel-eluting coronary stent system and the measures it is taking to support a successful U.S. launch.

PRELIMINARY RESULTS FOR SECOND QUARTER
--------------------------------------

Preliminary net sales for the second quarter were $852 million, as compared to $708 million for the second quarter of 2002, an increase of 20 percent. Excluding the favorable impact of foreign currency fluctuations, net sales were $813 million, an increase of 15 percent.

Excluding net special charges, the Company currently estimates earnings per share (diluted) for the second quarter of 2003 of between $0.29 and $0.30, as compared to $0.23 per share for the second quarter of 2002, an increase of between 26 and 30 percent.

The preliminary estimated net special charges for the quarter of $11 million (after-tax), or approximately $0.03 per share, include purchased research and development related to acquisitions.


OUTLOOK FOR SECOND HALF AND FULL YEAR
-------------------------------------

The Company estimates net sales in the third quarter of between $810 million and $840 million and earnings per share (diluted) of between $0.24 and $0.28, excluding net special charges.
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The Company estimates net sales in the fourth quarter of between $860 million and $920 million and earnings per share (diluted) of between $0.28 and $0.35, excluding net special charges.

For the full year, the Company estimates net sales of between $3.329 billion and $3.419 billion and earnings per share (diluted) of between $1.09 and $1.21, excluding net special charges.

Net special charges for the third and fourth quarters may include approximately $11 million (after-tax), or approximately $0.03 per share, in purchased research and development related to acquisitions and other charges not presently determinable.

TAXUS LAUNCH UPDATE
-------------------

The Company announced that its TAXUS Express paclitaxel-eluting coronary stent system has been well received in Europe and other international markets since it was introduced earlier this year. Based on internal market data, the Company estimates it has achieved a 51 percent drug-eluting stent unit market share in Europe, and a 67 percent share in other international markets where it has been launched. Estimated market penetration rates for drug-eluting stents in those markets are 14 and 17 percent, respectively, and the rates are growing steadily.

The Company also announced that the TAXUS system has received regulatory approval in Australia and Korea, and that it plans to launch the product immediately in those countries.

"TAXUS represents an enormous opportunity for Boston Scientific," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "We are investing what is required to be prepared for U.S. leadership, including the addition of approximately 1200 employees this year who will work on TAXUS, the vast majority in manufacturing. The early successes we've experienced where we have launched TAXUS provide us growing confidence in the potential for TAXUS to become the leading drug-eluting stent in the world in 2004."

Boston Scientific is a developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

The Company discloses non-GAAP or pro forma measures that exclude certain charges. Non-GAAP measures may exclude such items as charges related to purchased in-process research and development and certain litigation. Management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. Guidance is

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provided  on  a  pro  forma  basis  due  to  the  difficulties  associated  with forecasting and quantifying the amounts to be included in GAAP measures.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, operational expansion, the Company's overall business strategy and other factors described in the Company's filings with the Securities and Exchange Commission.


                                          CONTACT: Milan Kofol
                                                   508-650-8569
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan
                                                   508-650-8541
                                                   Media Relations
                                                   Boston Scientific Corporation























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